Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

SunPower, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-276376 and No. 333-289759 of SunPower Inc. of our report dated December 22, 2025, relating to the 2024 financial statements of Ambia Energy, LLC, which appears in this Form 8-K/A.

/s/ Tanner LLP

Lehi, Utah

January 12, 2026